Exhibit 5.1

SILICON VALLEY OFFICE  •  1755 EMBARCADERO ROAD  •  PALO ALTO, CALIFORNIA  94303

TELEPHONE: +1.650.739.3939  •  FACSIMILE: +1.650.739.3900

June 21, 2019

QuickLogic Corporation

2220 Lundy Avenue

San Jose, California 95131

Re:	18,400,000 Shares of Common Stock of QuickLogic Corporation

Ladies and Gentlemen:

We are acting as counsel to QuickLogic Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 18,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), pursuant to an Underwriting Agreement, dated as of June 19, 2019 (the “Underwriting Agreement”), by and between the Company and Oppenheimer & Co. Inc., as representative of the several underwriters named in Schedule I thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Common Stock will be in full force and effect at all times at which any Common Stock are offered or sold by the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

AMSTERDAM  •  ATLANTA  •  BEIJING  •  BOSTON   •  BRISBANE  •  BRUSSELS  •  CHICAGO  •  CLEVELAND  •  COLUMBUS  •  DALLAS  •   DETROITDUBAI  •  DÜSSELDORF  •  FRANKFURT  •  HONG KONG

HOUSTON  •  IRVINE  •  LONDON  •  LOS ANGELES   •  MADRID  •  MELBOURNEMEXICO CITY  •  MIAMI  •  MILAN  •  MINNEAPOLIS  •  MOSCOW  •   MUNICH  •  NEW YORK PARIS  •  PERTH

PITTSBURGH SAN DIEGOSAN FRANCISCO  •  SÃO PAULO SAUDI ARABIA  •  SHANGHAI  •  SILICON VALLEY SINGAPORE  •  SYDNEY  •  TAIPEI  •  TOKYO  •  WASHINGTON

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company relating to the Company’s Registration Statement on Form S-3, as amended (File No. 333-230352), and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day